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                                                                    EXHIBIT 6.32


                          ASSIGNMENT OF SENIOR CHANNEL


     WHEREAS, LIONSHEAD ENTERTAINMENT, INC., a Nevada corporation, having its principal offices at 2950 E. Flamingo Rd., Las Vegas NV, has adopted, used, is using and is the owner of the "Senior Channel" name.

     WHEREAS, AMERICAN INDEPENDENT NETWORK, INC., a Delaware corporation, having its principal offices at 6125 Airport Freeway, Suite 200, Halton City, TX 76117, is desirous of acquiring all right, title, and interest in any and all intellectual property owned, adopted, used or presently owned by Lionshead Entertainment, Inc., including, but not limited to the rights to the Senior Channel name, and any and all rights associated with the name.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, LIONSHEAD ENTERTAINMENT, INC. hereby assigns to AMERICAN INDEPENDENT NETWORK, INC. all right, title and interest to the Senior Channel name, and any and all rights associated with the name.


Signed at Thursday, this 5th Day of March, 1998.


                                        LIONSHEAD ENTERTAINMENT CORPORATION



                                        By:
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                                        Name:  Jacques Verhaak
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                                        Its:   President
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